Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ConAgra Foods, Inc.:

We consent to the use of our reports dated July 19, 2013, with respect to the consolidated balance sheets of ConAgra Foods, Inc. as of May 26, 2013 and May 27, 2012, and the related consolidated statements of earnings, comprehensive income, common stockholders’ equity, and cash flows for each of the years in the three-year period ended May 26, 2013, the related financial statement schedule, and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated July 19, 2013 on the effectiveness of internal control over financial reporting as of May 26, 2013 contains an explanatory paragraph that states that the Company acquired Ralcorp Holdings, Inc. (Ralcorp) in fiscal 2013 and that management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting associated with total assets of $8.18 billion and total net sales of $1.25 billion included in the consolidated financial statements of the Company as of and for the year ended May 26, 2013. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of Ralcorp.

/s/ KPMG LLP

Omaha, Nebraska
August 28, 2013